Exhibit 3.4

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST:  That at a meeting of the Board of Directors of Global Advances Corp. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meting of the stockholders of said corporation for consideration thereof.  The resolution setting forth the proposed amendment is as fo1Iows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “one” so that, as amended, said Article shall be and read as follows:
The name of this corporation is Copsync, Inc.

(please see attached Majority shareholder action)

SECOND:                                 That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the Genera1 Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 4th day of April, 2008.

By:           /s/KRYSTAL ROCHA
Authorized Officer
Title: sole officer and director
Name: Krystal Rocha
Print or Type

G1obal Advance Corp.
A DELAWARE CORPORATION

MAJORITY SHAREHOLDER ACTION

THE MEETING WAS HELD on March 20, 2008, at 8:00 a.m., of the shareholder or shareholder representatives constituting a absolute majority of all shares issued and outstanding, an which would be entitled to vote at meeting of shareholders if called on notice to all shareholders.  Present in person or by telecommunications were shareholder representatives.  Luke C. Zouvas, Special Securities Counsel acting as Secretary of the meeting and as Inspector of Elections, determined that total shares issued and  outstanding and entitled to vote and that the ownership of shares represented at the Meeting, were as detailed in Part II, Tables B and C respectively.

I. The following abbreviations are used herein:

II. The Following Action was Resolved and taken by Majority Shareholder Action: Accordingly, the following Proposals was declared duly adopted by Majority Shareholder Action, pursuant to the Delaware Corporation Law.

The following Tables attached are incorporated herein by this reference as though fully set forth herein.

EXHIBIT TABLE A Quorum Calculations and Tally of Votes

EXHIBIT TABLE B Shares Present and Voting

I hereby declare and certify, that I served as Inspector of Elections for the foregoing Majority Shareholder Action, that I tallied the votes cast, in person and by proxy, and with reference to the Shareholders List as of the Date of such action, and that the foregoing Tally is true and correct.

Dated:	March 20, 2008

  /s/LUKE C. ZOUVAS
Luke C. Zouvas
ATTORNEY AT LAW

Exhibit Table A
QUORUM CALCULATIONS AND TALLY OF VOTES

QUORUM CALCULATIONS	SHARES	%
Total # Shares Entitled to Vote per shareholder list	3,025,000	100.00
50% of All Shares Entitled to Vote	1,512,500	50.00
Quorum required to conduct business = 50% + 1 share	1,512,501
Total Shares Present	1,934,250	64.0
Voting I favor of the proposal following proposals:	SHARES	%
Proposal 1: To approve the Share Exchange Agreement between the Company PostInk Technology, LP.	1,934,250	64.0
Proposal 2: To amend the Articles of Incorporation to change the corporate name to Copsync, Inc.	1,934,250	64.0
Proposal 3: To approve a 15 for 1 forward split of the common stock of the company, whereby each shareholder shall receive 15 shares of common stock of the Company for every 1 share of common stock they currently own.	1,934,250	64.0

Exhibit TABLE B
SHARES PRESENT AND VOTING

Shareholder/Representative	# Shares	% of Total
By: /S/ Bobby Perry Beaux Beaux Partnership	1,000,000	33.0
By: /S/ Bobby Perry Rocky Global Enterprises	934,250	31.0
Total Present and Voting in Favor	1,934,250	64.0
Total Issued and Outstanding	3,025,000	100.00

Global Advance Corp.
A DELAWARE CORPORATION

MINUTES OF THE BOARD OF DIRECTORS

March 20, 2008

THE MEETING WAS HELD pursuant to waver of Notice.  Sole Officer and Director present in person was Krystal Rocha.

THE BOARD DISCUSSED the Majority Shareholder Action of this day approving the following: (1) To approve the Share Exchange Agreement between the Company PostInk Technology, LP; (2) To amend the Articles of Incorporation to change the corporate name to Copsync, Inc; and (3) To approve a 15 for 1 forward split of the common stock of the company, whereby each shareholder shall receive 15 hares of common stock of the Company for every 1 share of common stock they currently own.

THE FOLLOWING ACTION WAS RESOLVED AND TAKEN: The Officers are empowered and directed to accept and ratify the following shareholder actions:

(1) To approve the Share Exchange Agreement between the Company PostInk Technology, LP; (2) To amend the Articles of Incorporation to change the corporate name to Copsync, Inc.; and (3) To approve a 15 for 1 forward split of the common stock of the company, whereby each shareholder shall receive 15 shares of common stock for every 1 share of common stock they currently own.

THERE BEING NO FURTHER BUSINESS, the meeting was adjourned, and the Secretary directed to prepare written minutes of the Meeting and obtain the signatures thereto of the Directors present, and then to affix thereto the Corporate Seal.

THE UNDERSIGNED DIRECTORS hereby Acknowledge or Waive Notice of this Meeting and Approve the foregoing Minutes of the Board.

  /s/KRYSTAL ROCHA
KRYSTAL ROCHA
Sole Officer & Director